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EXHIBIT 10.7.3

ESCROW AGREEMENT

        THIS ESCROW AGREEMENT (this "Agreement") is entered into as of October 12, 2000, by and among LivePerson, Inc., a Delaware corporation ("LP"), First Union National Bank, as Escrow Agent (the "Escrow Agent"), HumanClick Ltd., a private company organized under the laws of the State of Israel ("HumanClick"), and Eitan Ron, as Shareholders' Agent, on behalf of each of the Shareholders of HumanClick listed on Schedule A hereto (collectively, the "Shareholders").

        WHEREAS, LP, HumanClick and the Shareholders have entered into a Stock Purchase Agreement dated as of October 12, 2000 (the "Stock Purchase Agreement");

        WHEREAS, the Stock Purchase Agreement provides that an escrow account will be established to secure various obligations of the Shareholders on the terms and subject to the conditions set forth in the Stock Purchase Agreement and set forth herein; and

        WHEREAS, LP, Escrow Agent, HumanClick and the Shareholders' Agent (the "Parties") desire to establish the terms and conditions pursuant to which such escrow account will be established and maintained.

        NOW, THEREFORE, the Parties hereto hereby agree as follows:

        1.    Defined Terms.    Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Stock Purchase Agreement.

        2.    Appointments.    First Union National Bank hereby accepts its appointment as Escrow Agent hereunder. LP hereby appoints its President and Chief Executive Officer and its Executive Vice President, Chief Financial Officer and Secretary to act, either jointly or individually, on behalf of LP for all purposes hereunder (each, an "LP Agent"). Each of the Shareholders has heretofore appointed Eitan Ron as its agent and representative to act on behalf of the Shareholders on all matters relating to this Agreement, upon the terms and subject to the conditions hereinafter set forth (the "Shareholders' Agent"). The actions of an LP Agent or the Shareholders' Agent under or pursuant to this Agreement shall be binding on LP and the Shareholders, respectively.

        3.    Consent of Shareholders.    Pursuant to the Stock Purchase Agreement, the Shareholders have consented to the establishment of this escrow to secure certain obligations under Article VIII of the Stock Purchase Agreement and certain other obligations in the manner set forth therein.

        4.    Escrow and Indemnification.

        (a)    Escrow of Shares of Parent Common Stock.    As soon as reasonably practicable after the Effective Time, LP shall deposit, on behalf of the Shareholders, with the Escrow Agent one or more certificates representing an aggregate of twenty-five percent (25%) of the Purchaser Shares (the "Escrow Shares") to be issued pursuant to Section 2.03 of the Stock Purchase Agreement, issued in the name of the Escrow Agent in the respective amounts set forth on Schedule A hereto. The Escrow Agent agrees to accept delivery of the Escrow Shares and to hold the Escrow Shares in an escrow account (the "Escrow Account"), on the terms and subject to the conditions of this Agreement. The Escrow Account shall not be an interest bearing account.

        (b)    Distributions and Dividends.    All dividends and other distributions on Escrow Shares or additional shares of capital stock issued on or with respect to the Escrow Shares as a result of stock splits, stock dividends or other similar capital adjustments to, or recapitalizations on, the Escrow Shares shall be delivered by LP to the Escrow Agent and retained in the Escrow Account subject to the terms hereof and shall constitute Escrow Shares.

        (c)    Voting of Shares and Other Rights.    All voting rights with respect to Escrow Shares may be exercised by the Shareholders in accordance with their proportionate interests therein, and the Escrow Agent shall from time to time execute and deliver to the Shareholders such proxies, consents or other documents as may be necessary to enable the Shareholders to exercise such rights. In the absence of any exercise of such voting rights with respect to Escrow Shares by the Shareholders, the Escrow Agent shall not vote any of the Escrow Shares.

        (d)    Transferability; Sale.    The interest of the Shareholders in the Escrow Shares shall not be assignable or transferable so long as such Escrow Shares are held by the Escrow Agent hereunder; provided, however, that the Escrow Agent may sell, transfer, or otherwise dispose of the Escrow Shares pursuant to Sections 5 and 6 hereof, and as otherwise provided in this Agreement.

        5.    Release of Escrow Shares.

        (a) At any time, and from time to time, prior to twelve (12) months after the Effective Date (the "Termination Date"), LP may make claims, in the manner set forth in Section 6 hereof, for payment against the Escrow Shares if it (or any other Indemnified Person) has paid or incurred Damages and is entitled to indemnification under Article VIII of the Stock Purchase Agreement. The Shareholders' Agent, on behalf of each of the Shareholders, agrees that the Shareholders shall indemnify and hold harmless any Indemnified Person for such Damages pursuant to Section VIII of the Stock Purchase Agreement. Any of the Escrow Shares to be released pursuant to this Section 5(a) shall be valued in accordance with the terms of this Agreement.

        (b) As soon as possible after the Termination Date, upon delivery of a notice executed jointly by both an LP Agent and the Shareholders' Agent to the Escrow Agent (which notice shall not be withheld unless pursuant to the matters provided for in Section 5(c) below), the Escrow Agent shall deliver and/or submit for transfer, delivery and assignment to an Israeli trustee to be designated in writing by the Shareholders' Agent within thirty days of the date hereof (the "Israeli Trustee"), for the benefit of each of the Shareholders, such Shareholder's pro rata portion of the Escrow Shares not subject to outstanding Claim Notices (as defined herein).

        (c) Notwithstanding the foregoing, if on the Termination Date an LP Agent has previously given any Claim Notices (as defined herein) that have not then been resolved in accordance with Section 6 below, the Escrow Agent shall retain in the Escrow Account an amount of Escrow Shares having a Fair Market Value (as defined in Section 7 hereof) equal to the aggregate Claimed Amount (as defined herein) covered by all such Claim Notices that have not then been resolved. Any Escrow Shares retained in escrow pursuant to this Section 5(c) shall be disbursed in accordance with the terms of the resolution of any claims relating to any of the Escrow Shares retained hereunder.

        6.    Administration of Escrow Account for Indemnification Claims.    With respect to indemnification claims, the Escrow Agent shall administer the Escrow Account as follows:

        (a) The release of Escrow Shares shall be applied to each Shareholder in the proportion that the Escrow Shares of such Shareholder bears to the sum of Escrow Shares then remaining in the Escrow. In lieu of releasing any fractional Escrow Shares, any fraction of a released Escrow Share that would otherwise be released shall be rounded to the nearest whole share of Parent Common Stock (with one-half of a share being rounded upward).

        (b) If an Indemnified Person has incurred or suffered Damages for which it is entitled to indemnification by the Shareholders under the Stock Purchase Agreement, the LP Agent shall, prior to the Termination Date, give written notice of such claim (a "Claim Notice") to the Shareholders' Agent with a copy to the Escrow Agent. Each Claim Notice shall state the amount of Damages claimed (the "Claimed Amount") and the basis for such claim.

        (c) Claims for indemnification involving a claim or legal proceeding by a third party shall be made in accordance with the procedures set forth in the Stock Purchase Agreement and the provisions of this Section 6. For indemnification claims not involving any claim or legal proceeding by a third party, the procedures herein alone shall apply. Within twenty (20) business days of receipt by the Shareholders'

Agent of a Claim Notice, the Shareholders' Agent shall provide to the party providing the Claim Notice (with a copy to the Escrow Agent) a written response (the "Response Notice") in which the Shareholders' Agent shall either: (i) agree that Escrow Shares having a Fair Market Value (as computed pursuant to Section 7 below) equal to the full Claimed Amount may be released from the Escrow Account to the Indemnified Person, (ii) agree that Escrow Shares having a Fair Market Value equal to part, but not all, of the Claimed Amount may be released from the Escrow Account to the Indemnified Person, or (iii) contest that any of the Escrow Shares may be released from the Escrow Account to the Indemnified Person. The Shareholders' Agent may contest the release of Escrow Shares having a Fair Market Value equal to all or a portion of the Claimed Amount only if the Shareholders' Agent has a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Indemnified Person is entitled to indemnification under the Stock Purchase Agreement. If no Response Notice is delivered to, and received by the Escrow Agent prior to twenty (20) business days of receipt of the Claim Notice by the Shareholders' Agent, the Shareholders' Agent shall be deemed to have agreed that Escrow Shares having a Fair Market Value equal to all of the Claimed Amount may be released to the Indemnified Person from the Escrow Account. Notwithstanding any terms of this Agreement to the contrary, no Claim Notice or Response Notice shall be deemed to have been delivered to the Escrow Agent until it is actually received by the Escrow Agent at the address set forth in Section 12 hereof.

        (d) If the Shareholders' Agent agrees (or is deemed to have agreed) that Escrow Shares having a Fair Market Value equal to all of the Claimed Amount may be released from the Escrow Account to the Indemnified Person, the Escrow Agent shall promptly thereafter transfer, deliver and assign to the Indemnified Person the Escrow Shares having a Fair Market Value equal to the Claimed Amount (or such lesser amount of Escrow Shares as are then held in the Escrow Account).

        (e) If the Shareholders' Agent agrees that Escrow Shares having a Fair Market Value equal to part, but not all, of the Claimed Amount (the "Partial Agreed Amounts") may be released from the Escrow Account to the Indemnified Person, the Escrow Agent promptly shall transfer, deliver and assign to the Indemnified Person Escrow Shares having a Fair Market Value equal to the sum of all Partial Agreed Amounts (or such lesser amount of Escrow Shares as are then held in the Escrow Account).

        (f) If the Shareholders' Agent contests the release of Escrow Shares having a Fair Market Value equal to all or part of the Claimed Amount (the "Contested Amount"), the Shareholders' Agent and the Indemnified Person or LP Agent, as applicable, shall attempt promptly and in good faith to agree upon the rights of the parties with respect to the Contested Amount. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and delivered to the Escrow Agent and, if such agreement provides that all or a portion of the Contested Amount is to be paid to the LP Agent, the Escrow Agent shall promptly transfer, assign and deliver to the Indemnified Person from the Escrow Account an amount of Escrow Shares having a Fair Market Value equal to the amount so agreed. If no such agreement can be reached within 15 days, the matter shall be settled by binding arbitration in New York City, New York. Notwithstanding the foregoing, the parties may defer arbitration to a mutually agreeable later date. All claims shall be settled by a single arbitrator mutually agreeable to the LP Agent and the Shareholders' Agent, or if they cannot agree on a single arbitrator in 20 days, by three arbitrators, in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). One of such arbitrators shall be chosen by the LP Agent, one shall be chosen by the Shareholders' Agent and the third shall be chosen by the first two arbitrators selected pursuant to this sentence. The Party against whom a judgment is made or against whom an award is entered shall pay the costs of arbitration and the other Party's reasonable out of pocket costs and expenses, including without limitation, reasonable attorney's fees. The arbitrator's decision shall relate solely to whether the Indemnified Person is entitled to receive the Contested Amount (or a portion thereof) pursuant to the applicable terms of the

Stock Purchase Agreement and this Agreement. The final decision of the arbitrator, or a majority of the arbitrators in the case of three arbitrators, shall be furnished to the Shareholders' Agent and the LP Agent in writing and shall constitute a conclusive determination of the issue in question, binding upon the Shareholders and LP, and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrator's award. Either the Shareholders' Agent or an LP Agent may deliver a memorandum to the Escrow Agent setting forth such arbitrator's decision in accordance with the second sentence of this paragraph. The parties hereto agree that all arbitration proceedings conducted pursuant to this Agreement shall be held confidential.

        (g) After delivery of a Response Notice that the Claimed Amount is contested by the Shareholders' Agent, the Escrow Agent shall continue to hold in the Escrow Account an amount of Escrow Shares having a Fair Market Value sufficient to cover the Contested Amount (up to the amount of Escrow Shares then available in the Escrow Account), notwithstanding the occurrence of the Termination Date, until (i) delivery of a copy of a settlement agreement executed by an LP Agent and the Shareholders' Agent setting forth instructions to the Escrow Agent as to the release of Escrow Shares that shall be made with respect to the Contested Amount or (ii) delivery of a copy of the final award of the arbitrator, or a majority of the arbitrators in the case of three arbitrators, and the memo referenced in the last sentence of the preceding paragraph setting forth instructions to the Escrow Agent as to the release of Escrow Shares that shall be made with respect to the Contested Amount. The Escrow Agent shall thereupon release Escrow Shares from the Escrow Account (up to the amount of Escrow Shares then available in the Escrow Account) in accordance with such agreement or instructions.

        7.    Valuation of Escrow Shares.    For purposes of this Agreement, the Fair Market Value of each of the Escrow Shares shall be seven dollars ($7.00) per share, with appropriate adjustment to take into account any stock split, reverse stock split, stock dividend, recapitalization or other similar capital adjustments with respect to LP's common stock. The Fair Market Value shall be calculated as set forth above jointly by the LP Agent and the Shareholders' Agent, and the results of such calculation shall be provided to the Escrow Agent.

        8.    Fees and Expenses of the Escrow Agent.    LP hereby agrees to pay the Escrow Agent's reasonable fees and expenses, including attorneys fees, travel expenses, postal and delivery charges, and all other out-of-pocket expenses incurred, in accepting and performing its appointment as Escrow Agent hereunder (collectively, the "Escrow Agent Expenses").

        9.    General Terms and Standards Regarding the Escrow Agent.    Notwithstanding any terms of this Agreement to the contrary, each term of this Agreement, including without limitation each of the stated duties and responsibilities of the Escrow Agent set forth herein, shall be subject to the following terms and conditions:

        (a) The duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth in this Agreement (and the duty to exercise reasonable care in the physical safekeeping of any property held in escrow hereunder), and no implied duties, responsibilities or obligations shall be read into this Agreement against the Escrow Agent. Without limiting the generality of the foregoing, the Escrow Agent shall have no duty to take action to preserve or exercise rights in any property held by it hereunder (including, without limitation, against prior parties or otherwise).

        (b) The Escrow Agent shall not be subject to, bound by, charged with notice of or be required to comply with or interpret any agreement or document (including without limitation the Stock Purchase Agreement) between or among the interested parties (whether or not reference to any such other agreement or documents is expressed herein) other than this Agreement.

        (c) The Escrow Agent shall in no instance be under any duty to give any property held by it hereunder any greater degree of care than it gives its own similar property. The Escrow Agent shall not be required to invest any funds held hereunder, and shall not be obligated to pay interest on uninvested funds. All amounts received by the Escrow Agent (and any credits to the Escrow Account) shall be conditional upon collection (and actual receipt by the Escrow Agent of final payment). In no event shall the Escrow Agent have any obligation to advance funds.

        (d) The Escrow Agent may rely upon, and shall be protected in acting or refraining from acting upon, any written notice, instruction, statement, request, waiver, order, judgement, certification, consent, receipt or other paper or document furnished to it (not only as to genuineness, but also as to its due execution and validity, the genuineness of signatures appearing thereon and as to the truth and accuracy of any information therein contained), which it in good faith believes to be genuine and signed or presented by the proper person.

        (e) Neither the Escrow Agent nor any of its directors, officers or employees shall be liable to anyone for any error of judgment, or for any act done or step taken or omitted to be taken by it or any of its directors, officers or employees, or for any mistake of fact or law, or for anything which it, or any of its directors, officers or employees, may do or refrain from doing in connection with or in the administration of this Agreement, unless and except to the extent the same constitutes gross negligence, bad faith or willful misconduct on the part of the Escrow Agent. In no event shall the Escrow Agent be liable for any indirect, punitive, special or consequential damages, or any amount in excess of the value of the Escrow Shares (as of the date of the action or omission giving rise to liability).

        (f) The Escrow Agent shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by an officer charged with responsibility for administering this Agreement or unless in writing received by the Escrow Agent and making specific reference to this Agreement.

        (g) No provision of this Agreement shall require the Escrow Agent to expend or risk its own funds, or to take any legal or other action hereunder which might in its judgement involve it in, or require it to incur in connection with the performance of its duties hereunder, any expense or any financial liability unless it shall be furnished with indemnification acceptable to it.

        (h) Any permissive right of the Escrow Agent to take any action hereunder shall not be construed as duty.

        (i) All indemnifications contained in this Agreement shall survive the resignation or removal of the Escrow Agent, and shall survive the termination of this Agreement.

        (j) The Escrow Agent is not responsible for the recitals appearing in this Agreement. The recitals shall be deemed to be statements of the interested parties to this Agreement.

        (k) The Escrow Agent has no responsibility for the sufficiency of this Agreement for any purpose. Without limiting the foregoing, if any security interest is referred to herein, the Escrow Agent shall have no responsibility for, and makes no representation or warranty as to, the creation, attachment or perfection of any such security interest or the sufficiency of this Agreement therefor.

        (l) Nothing in this Agreement shall obligate the Escrow Agent to qualify to do business or act in any jurisdiction in which it is not presently qualified to do business, or be deemed to impose upon the Escrow Agent the duties of a trustee. The duties of the Escrow Agent under this Agreement are strictly ministerial in nature.

        (m) In no event shall the Escrow Agent have any liability for any failure or inability of any of the interested parties to perform or observe his or its duties under the Agreement, or by reason of a breach of this Agreement by either of the interested parties. In no event shall the Escrow Agent be obligated to take any action against any of the interested parties to compel performance hereunder.

        (n) The Escrow Agent shall in no instance be obligated to commence, prosecute or defend any legal proceedings in connection herewith. The Escrow Agent shall be authorized and entitled, however, in any instance to commence, prosecute or defend any legal proceedings in connection herewith, including without limitation any proceeding it may deem necessary to resolve any matter or dispute, to obtain a necessary declaration of rights, or to appoint a successor upon resignation (and after failure by the interested parties to appoint a successor, as provided in Section 13).

        (o) Whenever the terms hereof call for any notice, payment or other action on a day which is not a business day, such payment or action may be taken, or such notice given, as the case may be, on the next succeeding business day. As used herein, "business day" shall mean any day other than a Saturday or Sunday, or any other day on which the Escrow Agent is closed for business.

        (p) In the event of any ambiguity or uncertainty under this Agreement, or in any notice, instruction, or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its reasonable discretion, refrain from taking action, and may retain the Escrow Shares, until and unless it receives written instruction signed by all interested parties, or a decision by a court of competent jurisdiction which eliminates such uncertainty or ambiguity.

        (q) If at any time Escrow Agent is served with any judicial or administrative order, judgement, decree, writ or other form of judicial administrative process which in any way relates to or affects the Escrow Shares (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the Escrow Shares), Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel reasonably deems appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgement, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the Parties hereto or to any other person or entity notwithstanding that though such order, judgement, decree, writ or process may be subsequently modified, annulled, set aside, vacated, found to have been without proper jurisdiction, or otherwise determined to have been without legal force or effect.

        (r) The Escrow Agent shall have no liability for the actions or omissions of any transfer agent, book-entry depository, nominee, correspondent, subagent or subcustodian, except to the extent that such action or omission of any transfer agent, book-entry depository, nominee, correspondent, subagent or subcustodian was caused by the Escrow Agent's own gross negligence, bad faith or willful misconduct.

        (s) The parties understand that the Escrow Shares are not subject to an effective registration statement at the time of this Agreement, and that the Escrow Agent shall not be responsible for fluctuations in the market in connection with any transfer of the shares.

        10.    Indemnification.

        (a)    General.    Each of the Shareholders (jointly and severally as a group) and LP, jointly and severally, hereby covenant and agree to indemnify the Escrow Agent for, and to defend and hold harmless the Escrow Agent from and against, any and every loss, liability, damage, claim, cost and expense of any nature incurred or suffered by the Escrow Agent and arising out of or in connection with this Agreement or the administration of this Agreement or the performance or observance by the Escrow Agent of its responsibilities or services under this Agreement (including but not limited to reasonable attorneys fees and other costs and expenses of defending or preparing to defend against any claim or liability), unless and except to the extent such loss, liability, damage, cost or expense shall be caused by the Escrow Agent's own willful misconduct, bad faith or gross negligence; provided, that any indemnification payment required to be made to the Escrow Agent by the Shareholders should be made from, and as a charge against, the Escrow Account.

        (b)    Tax-Related Matters.    Each of the Shareholders (jointly and severally as a group) and LP, jointly and severally, agree to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to the payment of Escrow Shares under this Agreement, and, without limiting the generality of Section 10(a) above, hereby agree to indemnify and hold the Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against the Escrow Agent on any such payment or other activities under this Agreement. LP and each of the Shareholders undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Agreement. Each of the Shareholders (severally as a group) and LP, jointly and severally, agree to indemnify and hold the Escrow Agent harmless from any liability on account of taxes, assessments or other governmental charges, including without limitation the withholding or deduction of or the failure to withhold or deduct same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, to which the Escrow Agent may be or become subject in connection with or which arises out of this Agreement, including costs and expenses (including reasonable legal fees), interest and penalties. The interested parties shall each promptly provide Escrow Agent with appropriate IRS Forms W-9 for taxpayer identification number certifications, or Forms W-8 for nonresident alien certifications in connection with any payments to be made to them.

        11.    Termination.    If this Agreement is not terminated pursuant to Section 5 above, this Agreement shall terminate upon the later of the Termination Date or the distribution by the Escrow Agent of all of the Escrow Account in accordance with this Agreement, provided that the provisions of Sections 9 and 10 above shall survive such termination.

        12.    Notices.    All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, on the first business day following the date of transmittal of services via telecopy to the party to whom notice is to be given, or on the fifth day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, or by an internationally recognized courier service, and properly addressed as follows (or at such other address for a party as shall be specified by like notice):

To LP at:	LivePerson, Inc. 462 Seventh Avenue New York, New York 10018 Attention: Timothy E. Bixby
With a copy to:	Brobeck, Phleger & Harrison LLP 1633 Broadway, 47th Floor New York, NY 10019 Attention: Brian Margolis, Esq. Telecopy No.: (212) 586-7878
To the Shareholders Agent:	Eitan Ron c/o HumanClick Ltd. P.O. Box 193 Bnei Zion, Israel 60910 Telecopier: (972) 9-741-2311
With a copy to:	Zellermayer, Pelossof, Adv. Europe House 37 Shaul Hamelech Tel Aviv, Israel 64928 Attention: Guy Even Ezra, Esq. Telecopier: (972) 3-695-2884

To Escrow Agent at:	First Union National Bank One World Trade Center, 47th Floor New York, NY 10048 Attention: Corporate Trust Group

        Notwithstanding anything herein to the contrary, any party may give any notice, request, demand, claim or other communication hereunder by personal delivery or telecopy, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth. Copies of any notice, request, demand, claim or other communication hereunder by personal delivery or telecopy given to the Escrow Agent by either party, shall be delivered to the other party as soon thereafter as practicable.

        13.    Successor Escrow Agent.    In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties, not less than 60 days prior to the date when such resignation shall take effect. LP may appoint a successor Escrow Agent with the consent of the Shareholders' Agent, which shall not be unreasonably withheld. If, within such notice period, LP provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Shares then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Shares to such designated successor. If no successor is so appointed, the Escrow Agent may apply to a court of competent jurisdiction for such appointment.

        14.    General.

        (a)    Governing Law, Assigns.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to conflict-of-law and choice of law principles and shall be binding upon, and inure to the benefit of, the parties and their respective successors and assigns.

        (b)    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        (c)    Entire Agreement.    Except for the provisions of the Stock Purchase Agreement referenced herein, this Agreement constitutes the entire understanding and agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the Parties with respect to the subject matter hereof.

        (d)    Waivers.    No waiver by any party hereto of any condition or of any breach of any provision of this Escrow Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

        (e)    Amendment.    This Agreement may be amended only with the written consent of an LP Agent, the Escrow Agent and the Shareholders' Agent.

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        IN WITNESS WHEREOF, the Parties have duly executed this Escrow Agreement as of the day and year first above written.

LIVEPERSON, INC.
By:	/s/ ROBERT P. LOCASCIO Name: Robert P. LoCascio Title: President
HUMANCLICK LTD.
By:	/s/ EITAN RON Name: Eitan Ron Title: CEO
By:	/s/ TAL GOLDBERG Name: Tal Goldberg Title: President
FIRST UNION NATIONAL BANK, as Escrow Agent
By:	/s/ MICHELLE MENA Name: Michelle Mena Title: Corporate Trust Officer
EITAN RON, as Shareholders' Agent
By:	/s/ EITAN RON

Schedule A
ESCROW SHARES

Name of Registered Holder	Certificate Number	Number of Shares
Eitan Ron		260,717
Tal Goldberg		260,717
Halakoch Hane'eman Hashmonim Vetisha Ltd.		17,230
J. Even Ezra Ltd.		176,905
Had-Noa Holdings Ltd.		6,821
Gilbridge Holdings Ltd.		312,691
Philippe Lang		17,341
Max Herzberg		7,183

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  EXHIBIT 10.7.3